UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
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SCHEDULE 14A INFORMATION
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Hemispherx Biopharma, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Dear Stockholder,

We are providing this supplement in connection with the proposals in our proxy statement (the “2015 Proxy Statement”) for the upcoming annual meeting of stockholders to be held on September 16, 2015 (the “2015 Annual Meeting”). First, following the filing of the 2015 Proxy Statement, the following legal update occurred with regard to the following case:

On June 18, 2013, a Stockholder Derivative Complaint was filed against the Company, as nominal defendant, and certain of its current and former Officers and Directors in the Court of Chancery of the State of Delaware (the “Delaware Derivative Action”).  The Complaint in the Delaware Derivative Action, Rena A. Kastis and James E. Conroy v. Hemispherx Biopharma, Inc., et al., alleges breaches of fiduciary duties, waste of corporate assets and unjust enrichment concerning the payment of incentive bonuses in 2012 to Dr. William A. Carter, our Chief Executive Officer, and Thomas K. Equels, our President and General Counsel, in connection with the Maxim ATM Offering.  The Company's Board of Directors appointed a Special Litigation Committee (“SLC”) to review the allegations set forth in the Complaint.  On December 20, 2013, the SLC issued its Report, in which it concluded that dismissing the Complaint would be in the best interests of Hemispherx and its stockholders.  On January 20, 2014, the SLC moved to dismiss the Complaint.  On August 18, 2015, the Court of Chancery denied the SLC’s motion to dismiss the claims relating to the payment of incentive bonuses to Dr. Carter and Mr. Equels.  The Company and the director defendants anticipate filing answers to the Complaint (or any amended complaint) shortly, after which the parties will commence discovery.

On August 31, 2015, the Plaintiffs in the Delaware Derivative Action filed a proposed supplement to their Complaint in the Delaware Derivative Action and a motion for a temporary restraining order to enjoin the 2105 Annual Meeting. In their motion for a temporary restraining order, the Plaintiffs alleged that the 2015 Proxy Statement did not disclose material information on certain matters, including the status of the Delaware Derivative Action described above. The status of the Delaware Derivative Action was disclosed in the Annual Report that accompanied the proxy statement. On September 1, 2015, we filed a supplement to the 2015 Proxy Statement to address certain disclosure issues raised by the Plaintiffs.

Following additional discussions with the Plaintiffs in the Delaware Derivative Action, we reached agreement with Plaintiffs in the Delaware Derivative Action to resolve the motion for a temporary restraining order as described herein.

With respect to Proposal No. 4, authorizing the use of up to 60,000,000 shares for fundraising purposes, we are providing the following additional disclosure:

The 60,000,000 shares to be used for fundraising purposes most likely will be sold in the Maxim ATM Offering. Dr. Carter, Mr. Equels and the Board have determined that the employment agreements of Dr. Carter and Mr. Equels require the Company to pay each of them a 5% bonus on the proceeds resulting from the sale of securities in the Maxim ATM Offering. Therefore, if this Proposal No. 4 is approved, the sale of any shares of stock to be sold for fundraising purposes would be subject to the claim for a bonus by Dr. Carter and Mr. Equels under their employment agreements. The payment of bonuses to Dr. Carter and Mr. Equels is the subject of the claims in the Delaware Derivative Action described above. As noted in a prior proxy statement update, Hemispherx has deferred all executive bonus programs, including contract bonuses, until we achieve our Alferon® manufacturing goals and adequate funds are generated to meet our additional research needs for our experimental therapeutic Ampligen®.

As part of the resolution of the motion for a temporary restraining order filed by the Plaintiffs in the Delaware Derivative Action, we have agreed that no bonuses will be paid to any Directors, Officers or executives of the Company until the Court of Chancery enters a judgment on the merits of the Delaware Derivative Action. In addition, we have agreed that no less than 75% of the funds received pursuant to the sale of securities in the Maxim ATM Offering shall be devoted to the development of Alferon N Injection ® and Ampligen®, including achieving the manufacturing goals at the Company’s manufacturing and research and development facility in New Brunswick, NJ. In exchange for these agreements and the disclosures reflected above, the Plaintiffs in the Delaware Derivative Action have agreed to withdraw their motion for a temporary restraining order.

With respect to Proposal No. 5, the 2015 Proxy Statement states that no awards have been granted under the 2009 Equity Incentive Plan (the “Plan”). This was in error. As noted in a number of places in the 2015 Proxy Statement, shares have been issued pursuant to the Plan. In this regard, see the disclosure for “Stock Options” and “Summary Compensation Table” contained in the section titled: Compensation of Executive Officers; Compensation Discussion and Analysis.

I look forward to seeing you at the 2015 Annual Meeting.

Sincerely,

/s/ Thomas K. Equels
Thomas K. Equels
Secretary and Executive Vice Chairman of the Board